Exhibit 10.12

Activision Blizzard, Inc.

Non-Employee Director Compensation Program

As Adopted on July 17, 2008

Cash Compensation

Annual Retainers:

•      Board Member - $50,000

•      Chairman of the Audit Committee - $25,000

•      Chairman of the Compensation Committee - $20,000

•      Chairman of the Nominating and Corporate Governance Committee - $15,000

•      Audit Committee Member - $10,000

•      Compensation Committee Member - $5,000

•      Nominating and Corporate Governance Committee Member - $5,000

Meeting Fees:

•      For each board or committee meeting attended in person or by telephone - $3,000

Special Assignment Fees

•      Per day for special assignments required in connection with board duties (including, without limitation, litigation-related matters, but excluding days on which a director is required to travel to attend meetings) - $5,000

Payment Terms

•      All cash retainers will generally be paid in arrears in equal quarterly installments no later than the 60th day following the last date of the applicable quarter; provided, however, that in no event shall fees be paid later than the date that is 2½ months following the last date of the Company’s fiscal year for which the retainer relates.

•      Meeting Fees and Special Assignment Fees will generally be paid in arrears in equal quarterly installments no later than the 60th day following the last date of the applicable quarter; provided, however, that in no event shall fees be paid later than the date that is 2½ months following the last date of the Company’s fiscal year for which the retainer relates.

•      Fees will be prorated for partial years of service, with partial months of service credited for full months.

Stock Options

New Appointment/Election Option Grant

•      Each newly elected or appointed non-employee director will receive a grant of 20,000 stock options upon initial election or appointment to the Board.

Annual Option Grant

•      Each non-employee director will receive an annual grant of 10,000 stock options on July 21, 2008 and, commencing in 2009, annually upon re-election to the Board.

Tenth Year Option Grant

•      In the year that a non-employee director completes ten continuous years of service on the Board, the director will receive a grant of 20,000 stock options.

•      The tenth year grant is in lieu of the annual grant for the applicable year.

Grant Date

•      Beginning in 2009, option grants will be made three business days following the date of the first board meeting immediately following the annual meeting of stockholders.

•      The exercise price of the options will equal the closing price of the Company’s common stock as quoted on the NASDAQ National Market on the date of grant.

Vesting

•      All option grants will vest ratably every three months over the one-year period from the date of grant.

•      Initial and “Tenth-Year” option grants will vest ratably every three months over the two-year period from the date of grant.

•      A director must be in continuous active service on each applicable vesting date and vesting will cease upon a termination of service; provided, however, that vesting will accelerate upon a director’s death or termination due to Disability (as defined in Section 22(e)(3) of the Internal Revenue Code)

Term

•      Options will expire on the 10th anniversary of the date of grant.

•      For so long as director remains in continuous service, all options may be exercised by the director through the 10th anniversary of grant.

•      Upon a cessation of service for any reason other than for cause, vested options will remain exercisable until the earlier of (i) the 1st anniversary of the date of death or cessation of service and (ii) the 10th anniversary of grant.

Change of Control

•      In the event that the director ceases to serve as a member of the Board of Directors pursuant to the terms of any business combination or similar transaction involving the Company, the options will immediately vest and will remain exercisable until the earlier of (i) the 1st anniversary of the date of the director’s cessation of service and (ii) the original expiration date.

Award Agreement

•      Options will be granted pursuant to the Company’s 2007 Incentive Plan and will be subject to the terms of the applicable non-employee director stock option agreement as in effect at the time of grant.

Restricted Stock Units	New Appointment/Election RSU Grant • Each newly elected or appointed non-employee director will receive a grant of 10,000 RSUs upon initial election or appointment to the Board.

Annual RSU Grant

•      Each non-employee director will receive an annual grant of 5,000 RSUs on July 21, 2008 and, commencing in 2009, annually upon re-election to the Board.

Tenth Year RSU Grant

•      In the year that a non-employee director completes 10 continuous years of service on the Board, the director will receive a grant of 10,000 RSUs.

•      The tenth year grant is in lieu of the annual grant for the applicable year.

Grant Date

•      Beginning in 2009, RSU grants will be made three business days following the date of the first Board meeting immediately following the annual meeting of stockholders.

Vesting

•      All annual RSUs will vest ratably every three months over the one-year period from the date of grant.

•      Initial and “Tenth-Year” RSU grants will vest ratably every three months over the two-year period from the date of grant.

•      A director must be in continuous active service on each applicable vesting date.

•      Vesting will accelerate on the date of a director’s cessation of service due to death or Disability.

Settlement

•      Vested RSUs will settle for shares of the Company’s common stock no later than 30 days following the 1st anniversary of the grant date.

•      50% percent of the Initial and “Tenth-Year” RSU grants will settle no later than 30 days following each of the 1st and 2nd anniversaries of the date of grant, to the extent vested.

Change of Control

•      In the event that the director ceases to serve as a member of the Board of Directors pursuant to the terms of any business combination or similar transaction involving the Company, the RSUs will immediately vest and settle as of the date on which the business combination or similar transaction is consummated.

Dividend Equivalents

•      To the extent dividends are paid on the Company’s common stock, dividend equivalents will be paid on RSUs prior to settlement, no later than the 45th date following the last date of the Company’s fiscal year in which the dividends are paid.

Award Agreement

•      RSUs will be granted pursuant to the Company’s 2007 Incentive Plan and will be subject to the terms of the applicable non-employee director stock RSU agreement as in effect at the time of grant.

Expenses	Directors receive reimbursement of business and travel expenses from time to time in accordance with Company policy.

Perquisites	Directors do not receive perquisites.

Employee Directors/ Employees of Majority Shareholder

•      Employee directors will not be entitled to compensation as a director.

•      Unless otherwise determined by the Board of Directors or set forth in the Company’s bylaws, directors who are employees of a majority shareholder or its affiliates and subsidiaries will not be entitled to compensation as a director.

Plan Administration	The human resources and the legal departments will administer the non-employee directors’ compensation program.
Other

•      Directors are required to own shares with a value at least three times the annual cash board retainer within four years of their initial election.

•      This requirement is expected to be incorporated into the corporate governance guidelines.